Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay
Investor Relations Coordinator
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

FOR IMMEDIATE RELEASE

BIOREFERENCE LABORATORIES, INC. ANNOUNCES QUARTERLY AND YEARLY RECORD REVENUES, NET INCOME AND PATIENT VOLUMES

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The Company’s fourth quarter financial results showed substantial year over year improvement

ELMWOOD PARK, NJ (December 18, 2014) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announces record fourth quarter and full fiscal year results for revenues, net income and patient volumes.  Except for per share data or where otherwise noted, numbers are in thousands.

The Company recorded Q4FY14 revenues of $227,594, the strongest quarterly revenues in corporate history and an increase of 18% over the $192,219 recorded in Q4FY13.  Net income before taxes in Q4FY14 totaled $30,115, an increase of 52% compared with net income before taxes of $19,773 recorded in Q4FY13. Net income after tax for Q4FY14 totaled $18,281 or $.66 per share, as compared with $11,120, or $.40 per share, in Q4FY13.   Gross profits on revenues for Q4FY14 were $106,853, which resulted in a margin for gross profit on revenues of 47%, compared to $85,282 reported in Q4FY13, which resulted in a margin for gross profit on revenues of 44%.  Revenue per patient for Q4FY14 was $88.67, an increase of 10% from the $80.80 reported for Q4FY13. The number of patients served increased 9% to 2,550 in Q4FY14 from the Q4FY13 total of 2,350.  Esoteric business for the Company was 69% of revenues for Q4FY14 compared to 65% in Q4FY13.  Days Sales Outstanding (DSO) was at 106 days for Q4FY14 compared to the immediately prior Q3FY14 when DSO was 105 days.  Cash flow from operations for the current quarter was $9,070.

Full year revenues increased to $832,282, an increase of 16% over revenues of $715,354 in the prior fiscal year.  Net income after taxes for the current year was $46,758 resulting in an EPS of $1.68 (despite a total of $.10 which the Company allocated for weather-related issues in Q1 and Q2 of the current fiscal year).  Even ignoring the weather effect reported in Q1 and Q2 of the current fiscal year, this was an increase of 2% from the prior fiscal year net income after taxes of $45,825, which resulted in an EPS of $1.65 for FY2013.  The Company reported gross profit on revenues for the 2014 fiscal year of $369,999, resulting in a margin for gross profit on revenues of 44% compared to the prior year same period of $322,539 which resulted in a margin for gross profit on revenues of 45%.  The number of patients served increased 13% to 9,632 in FY14 from the FY13 total of 8,549.  Cash flow from operations for the year was approximately $16,575.

Marc D. Grodman, MD, CEO, commented:  “Over the past three decades, Bio-Reference has constantly evolved to meet the new opportunities and challenges presented by the wealth of new scientific, technological and clinical discoveries. Our evolution has allowed us to be at the forefront of innovation in diagnostic testing; it has allowed us play a meaningful role in the improvement of patient care. We have achieved a remarkable record of growth and consistency that has been overwhelmingly organic. From a New York Laboratory to a global laboratory doing work in over 50 countries around the world and counting; we have evolved.”

Dr. Grodman continued: “Sequencing-based services, whether they be in core genetics, women’s health, or oncology, are becoming increasingly the mainstay of our business as we innovate and incorporate these testing platforms to answer pressing clinical questions. In the first quarter of this year, just over 10% of our Company’s revenues were attributable to sequencing services. By the current fourth quarter, that number is closer to 20% and is reflected in the year over year increase in revenue per patient of almost 10% from $80.80 to $88.67. By the end of next year, as a result of all our clinical offerings including our new tumor sequencing services and increased offerings in Women’s Health, we expect closer to 25% of our revenues will be based on sequencing services. This presents some challenges; but, more importantly, it presents

Q4FY14 Press Release

outstanding opportunities. In addition, we know that we must become more provider-centric. As payment patterns change to drive accountability to provider groups, payment models for everyone will change accordingly. As providers take risks for their services, there will be a level of value assigned to our contribution that is not based on machinations to leverage market share.”

Dr. Grodman further noted: “For the fourth quarter of the current fiscal year, we earned $.66 per share.  We have calculated that these earnings were decreased by $.03 due to unexpected legal fees we incurred by filing invalidation petitions with United States Patent and Trade Office (USPTO) against Myriad Genetics, which expenses we did not anticipate when we originally gave our guidance.  The changes in reimbursements we have discussed for the past year affect all margins. Last year, with significant changes in revenue per patient for our non-genetic business, routine quarterly margin comparisons provided little insight into comparisons with our prior quarterly results. We believe fiscal year 2015 should be different and quarterly comparisons will be more helpful since we have this year’s experience to use as a baseline. While we have continued to upgrade our facilities in Florida and California to prepare for more growth, we have achieved significant cost reductions in our core testing business expenses. We are making improvements in our cost structures for sequencing; we are feeding the growth in our clinical genetics capabilities given the extraordinary opportunity we are afforded in these diagnostic areas.  Legal expenses will continue to affect SG&A for the next several quarters as our litigations with Horizon Blue Cross Blue Shield as well as our lawsuit with Myriad Genetics and our action in the USPTO continue to unfold.”

Dr. Grodman continued: “Marketing expenses for the quarter remained about 9% as we continually add to our staff to keep pace with the demands of the market. We have spent a great deal of time cross-training Oncology, Clinical, Women’s Health and GeneDx personnel in related areas. As disciplined as we have been in defining sales and marketing by specialty, the opportunities for selling across market segments have never been as plentiful. By the end of the current FY14 year, our sales, sales support and marketing staff exceeded 400 people.”

Dr. Grodman completed his comments by stating: “As I have said before, ours is not a static business, we are evolving and in giving guidance there are many moving parts that not only reflect our own initiatives but must also encompass the disruptive changes that are occurring globally in the healthcare marketplace. We will grow; we will build on our leadership in genetic testing both in this country and throughout the world; we will strive to become more provider-centric and build partnerships to further enable our growth. Given our size we expect in Fiscal 2015 to see a greater than 10% increase in net revenues and a 20% increase in net income over our Fiscal Year 2014 results.”

The Company’s year-end earnings conference call has been scheduled to take place this morning, December 18, 2014 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About Bio-Reference Laboratories, Inc.

BRLI is a clinical testing laboratory offering testing, information and related services to physician offices, clinics, hospitals, employers and governmental units.  We believe that we are the third largest full-service laboratory in the United States.  BRLI offers a comprehensive list of laboratory testing services used by healthcare providers in the detection, diagnosis, evaluation, monitoring and treatment of diseases.  BRLI primarily focuses on esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended
	October 31,
	2014	2013
Net Revenues	$227,594	$192,219
Cost of Sales	120,741	106,937
Gross Profit on Revenues	106,853	85,282
General and Administrative	76,058	64,835
Operating Income	30,795	20,447
Other Expense, Net	680	674
Income Before Taxes	30,115	19,773
Taxes	11,834	8,653
Net Income	18,281	11,120
Income Per Share	$0.66	$0.40
Number of Shares	27,727,644	27,676,546
Income Per Share (Diluted)	$0.66	$0.40
Number of Shares (Diluted)	27,869,113	27,843,719

	Twelve Months Ended
	October 31,
	2014	2013
Net Revenues	$832,282	$715,354
Cost of Sales	462,283	392,815
Gross Profit on Revenues	369,999	322,539
General and Administrative	286,574	240,566
Operating Income	83,425	81,973
Other Expense, Net	2,458	876
Income Before Taxes	80,967	81,097
Taxes	34,209	35,272
Net Income	46,758	45,825
Income Per Share	$1.69	$1.65
Number of Shares	27,716,608	27,690,677
Income Per Share (Diluted)	$1.68	$1.65
Number of Shares (Diluted)	27,855,125	27,851,720

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

	October 31,	October 31,
	2014	2013
Cash & Cash Equivalents	$17,507	$17,952
Accounts Receivable (Net)	263,346	206,261
Plant, Property & Equipment (Net)	66,388	65,649
Intangible Assets (Net)	49,588	51,505
Other Assets	82,034	80,161
Total	$478,863	$421,528

Accounts Payable	$71,166	$61,614
Revolving Note	33,380	26,139
Long-Term Debt	22,049	21,849
Other Liabilities	33,366	40,331
Shareholder’s Equity	318,902	271,595
Total	$478,863	$421,528

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different.  Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners, the ability to increase net revenues and/or patient volume, the success of our inherited cancer and other new testing we introduced, the ability to reduce expenses, the ability to achieve our guidance of earnings per share and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

www.bioreference.com